Exhibit 99.1

 CONTACT:  Natalie S. Hairston
(281) 878-1000
ir@ENGlobal.com

ENGlobal Awarded Government Defense Contract
Multi-year Contract Renews Existing Long-term Relationship

HOUSTON, TX, July 5, 2012 – ENGlobal (NASDAQ: ENG), a leading provider of energy-related project delivery solutions, today announced that it is one of three firms that has been awarded a multiple award contract for the procurement of automated fuel handling equipment (AFHE) support services to the U.S. Military.  If all options are exercised by the United States Navy, the cumulative value of these fixed-price contracts for the three firms is an estimated $215 million and, in that case, work could continue until June 2017.

ENGlobal is one of three firms awarded an indefinite-delivery/indefinite-quantity (ID/IQ), cost-plus-fixed-fee contract for technical and maintenance services for automated tank gauging and automated fuel service stations.  The scope of the project includes development, design, engineering, fabrication, integration, installation, quality assurance, logistics, maintenance, life-cycle management and technical support for AFHE systems.  Work will be performed at Department of Defense fuel facilities worldwide, and is expected to be completed by the second quarter 2013.

Space and Naval Warfare (SPAWAR) Systems Center Atlantic, in Charleston, South Carolina provides contracting activity administration services on behalf of multiple Department of Defense military departments. The U.S. Department of Defense announced this Navy contract award on June 14, 2012:  http://www.defense.gov/contracts/contract.aspx?contractid=4812

“ENGlobal has a proven track record of delivering exceptional service to SPAWAR since 2007,” said Edward L. Pagano, ENGlobal’s President and Chief Executive Officer. “This cumulative award for the three firms represents an increase of approximately $89 million over the 2007 award level of $126 million and, as validated by our performance, we will make every effort to increase ENGlobal’s portion of the base contract funding.”

Mr. Pagano continued. “Our Government Services division, based in Tulsa, Oklahoma, specializes in the turn-key installation and maintenance of automation and instrumentation systems for the U.S. defense industry worldwide.  This award demonstrates that our technical capability for AFHE engineering support extends globally to keep Department of Defense fuel systems fully mission capable.”

About Space and Naval Warfare (SPAWAR) Systems Center, Charleston
Space and Naval Warfare (SPAWAR) Systems Center, Charleston provides advanced communications and information capabilities across Department of the Navy, joint and coalition forces and consists of more than 12,000 highly-dedicated employees and contractors, deployed globally and near the fleet. Please visit www.public.navy.mil/spawar for more information.

About ENGlobal
ENGlobal (NASDAQ: ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Automation, Engineering & Construction, and Field Solutions. ENGlobal’s Automation segment provides services related to the design, fabrication & implementation of process distributed control and analyzer systems, advanced automation, and related information technology.  The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management. ENGlobal’s Field Solutions segment provides project management and staffing for right-of-way and site acquisition, inspection, permitting, regulatory, and legislative outreach. ENGlobal has approximately 2,000 employees in 11 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
The statements above regarding the Company’s expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to perform under these contracts, obtain new contracts or modify existing contracts with the U.S. government; (2) our ability to achieve profitability and positive cash flow from operations; (3) our ability to collect accounts receivable and process accounts payable in a timely manner; (4) our ability to comply with the terms of our credit facility with PNC and our existing letter of credit facility with Export-Import Bank of the United States; (5) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services and competitive pricing pressure; (6) our ability to achieve our business strategy while effectively managing costs and expenses; (7) our ability to accurately estimate costs and fees on fixed-price contracts; (8) the effect of changes in the price of oil; (9) delays related to the award of domestic and international contracts; (10) our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; (11) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (12) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (13) the effect on our competitive position within our market area in view of, among other things, increasing consolidation currently taking place among our competitors; (14) our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual business plan; (15) achievement of our acquisition and related integration plans; and (16) the uncertainties of the outcome of litigation. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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